Exhibit 2.1

PURCHASE AND SALE AGREEMENT

State:	Texas
County:	Harris
Seller:	SUDS Properties, LLC
7941 Katy FWY, No. 522, Houston, Texas 77024

Buyer:	Rockdale Resources Corporation
710 North Post Oak Rd, Suite 512, Houston, Texas 77024

Effective Date:	October 1, 2015

Seller and Buyer, named above, are entering into this Purchase and Sale Agreement (the "Agreement"), as evidence of Seller's agreement to sell, and Buyer's agreement to buy the properties described in and subject to this Agreement.

In consideration of the mutual covenants, conditions and considerations provided below, Buyer and Seller agree as follows:

1.           The Properties.  Seller shall assign and convey to Buyer the following interests in and to the following, all of which are collectively referred to in this Agreement as the "Properties":

a.           Ten percent (10%) of Seller's rights, title and interests (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas and other minerals in and under and that may be produced from the lands described in Exhibit "A" including, without limitation, interests in oil, gas and/or mineral leases covering any part of the lands, production payments, and net profits interests in any part of the lands or leases, fee royalty interests, fee mineral interests, and other interests in oil, gas and other minerals in any part of the lands, whether the lands are described in any of the descriptions set out in Exhibit "A" or by reference to another instrument for description, even though the Seller's interests may be incorrectly described in, or omitted from, Exhibit "A";

b.           Ten percent (10%) of the right, title, and interests of Seller in all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations, and/or orders and the properties covered or included in the units (including, without limitation, units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations, and/or declarations, and any "working interest units" (created under operating agreements or otherwise) which relate to any of the Properties described in subparagraph a. above;

c.           Ten percent (10%) of the rights, title and interests of Seller in all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts which relate to any of the Properties described in subparagraphs a. and b. above, or which relate to the exploration, development, operation, or maintenance of the Properties or the treatment, storage, transportation, or marketing of production from or allocated to the Properties; and

d.           Ten percent (10%) of the rights, title and interests of Seller in and to all materials, supplies, machinery, equipment, improvements, and other personal property and fixtures (including, but not limited to the Properties, all wells, wellhead equipment, pumping units, flow lines, tanks, buildings, injection facilities, salt water disposal facilities, compression facilities, gathering systems, and other equipment), all easements, rights-of-way, surface leases, and other surface rights, all permits and licenses, and all other appurtenances, used or held for use in connection with or related to the exploration, development, operation, or maintenance of any of the Properties described in subparagraphs a. and b. above, or the treatment, storage, transportation, or marketing of production from or allocated to the Properties.

2.           Purchase Price.  Buyer shall issue to Seller at Closing (defined below) ten million five hundred eighty six thousand eight hundred five (10,586,805) shares of Buyer’s restricted common stock in consideration for the Properties (the "Purchase Price" or the “Shares”).

3.           Closing.  The sale and purchase of the Properties (the "Closing") shall be at such place as Buyer and Seller shall mutually agree, which closing date the parties agreed shall be September 30, 2015 (the "Closing Date"), Seller shall deliver to Buyer executed instruments of conveyance of the Properties in the form attached as Exhibit "B" and Buyer shall deliver to Seller the Purchase Price provided in Section 2.

4.           Conveyance Effective Date, Proration of Production Expenses.  The conveyance by Seller shall be effective as of 7 a.m. local time, where the Properties are located, on October 1, 2015 (the "Effective Date").   All production from the Properties and all proceeds from the sale of production prior to the Effective Date shall be the property of Seller.  Seller shall be responsible for payment of all expenses attributable to the Properties prior to the Effective Date.  Buyer shall be responsible for payment of all expenses attributable to the Properties after the Effective Date.  An accounting for net proceeds from production less applicable expenses will be made according to a Settlement Agreement in form and substance similar to the Agreement in Exhibit "C."

5.           Taxes.  Buyer shall be responsible for all ad valorem, county, and school taxes relating to the Properties prior to the Effective Date.  Buyer acknowledges that there is a series of tax liens on said properties, and agrees to indemnify Seller from any said liens and judgments, and will, as soon as is practical and possible effect the removal of Seller’s name from said liens and judgments.  Buyer shall be responsible for all taxes (exclusive of federal, state or local income taxes due by Seller) relating to the Properties from and after the Effective Date.  Seller may elect to maintain a lien on the properties equal to the amount of taxes due (see Exhibit “D”) until such time as Seller’s liability is removed.  At the time that Seller is released from the tax liens and judgments, it will release its lien on the Properties.

6.           Indemnity.  Buyer shall indemnify and hold Seller harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Buyer's ownership of the Properties, for periods from and after the Effective Date.  Buyer shall be responsible for all claims relating to the drilling, operating, production, and sale of hydrocarbons from the Properties and the proper accounting and payment to parties for their interests, and any retroactive payments, refunds, or penalties to any party or entity as such claims relate to periods from and after the Effective Date.  Seller shall indemnify and hold Buyer harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Seller’s ownership of the Properties, for periods prior to the Effective Date.  Seller shall be responsible for all claims relating to the drilling, operating, production, and sale of hydrocarbons from the Properties and the proper accounting and payment to parties for their interests, and any retroactive payments, refunds, or penalties to any party or entity as such claims relate to periods prior to the Effective Date.

Buyer and Seller shall have the right to participate in the defense of any suit in which one of them may be a party without relieving the other party of the obligation to defend the suit.

7.           Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

7.1.           Organization.  Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Oklahoma.  Seller is qualified to do business in and is in good standing under the laws of each state in which the Properties are located.

7.2.           Authority and Conflicts.  Seller has full corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement.  The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not:  (a) violate, conflict with, or require the consent of any person or entity under any provision of Seller's Articles of Organization, operating agreement or other governing documents; (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice or both would constitute a default) or require any consent, authorization, or approval under any agreement or instrument to which Seller is a party or to which any of the Properties or Seller is bound, except as disclosed in Exhibit "A"; (c) violate any provision of or require any consent, authorization, or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule, or regulation applicable to Seller; or, (d) result in the creation of any lien, charge, or encumbrance on any of the Properties.

7.3.           Authorization.  The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated by this Agreement shall be at the time required to be performed, duly and validly authorized by all requisite corporate action on the part of Seller.

7.4.           Enforceability.  This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, or moratorium statutes, equitable principles, or other similar laws affecting the rights of creditors generally ("Equitable Limitations").  At Closing, all documents and instruments required to be executed and delivered by Seller shall be duly executed and delivered and shall constitute legal, valid, enforceable, and binding obligations of Seller, except as enforceability may be limited by Equitable Limitations.

7.5.           Title.

7.5.1. Seller has Marketable Title to the Property.  For the purposes of this Agreement, "Marketable Title" means such title as will enable Buyer, as Seller's successor in title, to receive from each of the Properties the "Net Revenue Interest" for the “Wells” identified on Exhibit "A" associated with each of the Properties, without reduction, suspension, or termination throughout the productive life of the Wells, except for any reduction, suspension, or termination: (a) caused by Buyer, any of its affiliates successors in title or assigns; (b) caused by orders of the appropriate regulatory agency having jurisdiction over a Property that are promulgated after the Effective Date and that concern pooling, unitization, communitization, or spacing matters affecting a Property; (c) caused by any “Contract” described in Exhibit "A" containing a sliding-scale royalty clause or other similar clause with respect to a production burden associated with a particular Property; or, (d) otherwise set out in Exhibit "A."  "Marketable Title" also means title as will obligate Buyer, as Seller's successor in title, to bear no greater "Working Interest" than the Working Interest for each of the Wells identified on Exhibit "A" as being associated with each of the Properties, without increase throughout the productive life of the Wells, except for any increase: (a) caused by Buyer, any of its affiliates, successors in title or assigns; (b) that also results in the Net Revenue Interest associated with the Well being proportionately increased; (c) caused by contribution requirements provided for under provisions similar to those contained in any operating agreement; (d) caused by orders of the appropriate regulatory agency having jurisdiction over a Property that are promulgated after the Effective Date and that concern pooling, unitization, communitization, or spacing matters affecting a particular Property; or, (e) otherwise set forth in Exhibit "A."  "Marketable Title" means the Properties are free and clear of all encumbrances, liens, claims, easements, rights, agreements, instruments, obligations, burdens, or defects (collectively the "Liens"), except for Permitted Encumbrances.

7.5.2           For the purposes of this Agreement, "Permitted Encumbrances" means:  (a) liens for taxes not yet delinquent; (b) lessor's royalties, overriding royalties, reversionary interests, and similar burdens that do not operate to reduce the Net Revenue Interest of Seller in any of the Properties to less than the amount set forth on Exhibit "A"; (c) the consents and rights described in Exhibit "A" insofar as such contracts and agreements do not operate to increase the Working Interest of Seller or decrease the Net Revenue Interest of Seller, as set forth on Exhibit "A," for any of the Properties; and (d) matters discussed in Section 5 above.

7.5.3           Seller has good and defensible title, subject to the Permitted Encumbrances, to all of the Properties.

7.5.4           Buyer represents, acknowledges and warrants the following to Seller, and agrees that such representations, acknowledgements and warranties shall be automatically reconfirmed on the Closing Date:

(a)           Buyer is acquiring the Shares for its own account and not with a view to a sale or distribution thereof as that term is used in Section 2(a)(11) of the Securities Act of 1933, as amended (the “1933 Act”), in a manner which would require registration under the 1933 Act or any state securities laws. Buyer has read, understood and consulted with its legal counsel regarding the limitations and requirements of Section 5 of the 1933 Act. Buyer will offer, sell, pledge, convey or otherwise transfer the Shares, or any portion thereof, only if: (i) pursuant to an effective registration statement under the 1933 Act and any and all applicable state securities or Blue Sky laws or in a transaction which is otherwise in compliance with the 1933 Act and such laws; or (ii) pursuant to a valid exemption from registration;

(b)           Buyer recognizes that the Shares have not been registered under the 1933 Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Shares is registered under the 1933 Act or unless an exemption from registration is available.  Buyer may not sell the Shares without registering them under the 1933 Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale;

(c)           Buyer is acquiring the Shares for its own account for investment and not with a view toward resale, fractionalization or division, or distribution thereof, and it does not presently have any reason to anticipate any change in its circumstances, financial or otherwise, or particular occasion or event which would necessitate or require the sale or distribution of the Shares. No one other than Buyer will have any beneficial interest in said securities;

(d)           Buyer acknowledges that it

(i)           is a “sophisticated investor”, and is either

(ii)           an “accredited investor” as such term is defined in Rule 501 of Regulation D of the 1933 Act; or

(iii)           is a non-“accredited investor” and is aware of, has received and had an opportunity to review (A) the (i) Company’s Annual Report on Form 10-K for the year ended December 31, 2014; (ii) Seller’s quarterly reports on Form 10-Q for the quarters ended, September 30, 2014, March 31, 2015, and June 30, 2015; and (iii) Seller’s current reports on Form 8-K as filed on www.sec.gov, in each case (i) through (iii), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of Seller; (B) has, prior to the date of this Agreement, been given an opportunity to review material contracts and documents of Seller and has had an opportunity to ask questions of and receive answers from Seller’s officers and directors and has no pending questions as of the date of this Agreement; and (C) is not relying on any oral representation of Seller or any other person, nor any written representation or assurance from Seller; in connection with Buyer’s acceptance of the Shares and investment decision in connection therewith. Buyer acknowledges that due to its receipt of and review of the information described above, it has received similar information as would be included in a Registration Statement filed under the 1933 Act and has certified the above in a Representation of Status;

(e)           Buyer has such knowledge and experience in financial and business matters such that Buyer is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Shares;

(f)           Buyer recognizes that an investment in Seller is a speculative venture and that the total amount of consideration tendered is placed at the risk of the business and may be completely lost. The ownership of the Shares as an investment involves special risks. Buyer has had a reasonable opportunity to ask questions of and receive answers regarding Seller and to request additional relevant information from a person or persons acting on behalf of Seller regarding such information; and has no pending questions as of the date of this Agreement;

(g)           Buyer realizes that the Shares cannot readily be sold as they will be restricted securities and therefore the Shares must not be accepted unless such Buyer has liquid assets sufficient to assure that such purchase will cause no undue financial difficulties and such Buyer can provide for current needs and possible personal contingencies;

(h)           Buyer confirms and represents that it is able (i) to bear the economic risk of its investment, (ii) to hold the Shares for an indefinite period of time, and (iii) to afford a complete loss of its investment. Buyer also represents that it has (i) adequate means of providing for its current needs and possible personal contingencies, and (ii) has no need for liquidity in this particular investment;

(i)           Buyer has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Shares for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Shares are a suitable investment for it;

(j)           Buyer has not become aware of and has not been offered the Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Buyers’ knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising;

(k)           Buyer confirms and acknowledges that Seller is under no obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by Buyer, and Buyer is solely responsible for determining the status, in its hands, of the Shares acquired in connection herewith and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares;

(l)           Buyer confirms that to its knowledge no federal or state agency has made any finding or determination as to the fairness of the Shares for investment or any recommendation or endorsement of the Shares; and

(m)           Buyer agrees and confirms that such Buyer may have Section 16 and Schedule 13D/G filing obligations with the Securities and Exchange Commission (“SEC”) immediately upon the consummation of the transactions contemplated herein and such Buyer agrees to take whatever action necessary to timely make and file such required filings with the SEC.

(n)           The Shares to be issued to Buyer have not been registered under the 1933 Act, nor registered under any state securities law, and are “restricted securities” as that term is defined in Rule 144 under the 1933 Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from registration under the 1933 Act. The Shares will bear the following restrictive legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.”

7.6.           Contracts.  Exhibit "A" contains a complete list of all contracts, agreements, undertakings (whether written or oral), and instruments that are not described in any other Exhibit to this Agreement that constitutes a part of the Properties or by which the Properties are bound or subject.

7.7           Litigation and Claims.  Except as is set forth on Exhibit "D," no claim, demand, filing, cause of action, administrative proceeding, lawsuit, or other litigation is pending, or to the best knowledge of Seller, threatened, that could now or later adversely affect the ownership or operation of any of the Properties, other than proceedings relating to the industry generally and to which Seller is not a named party.  No written or oral notice from any governmental agency or any other person has been received by Seller:  (a) claiming any violation or repudiation of all or any part of the Properties or any violation of any law or any environmental, conservation or other ordinance, code, rule or regulation; or, (b) require or calling attention to the need for any work, repairs, construction, alterations, or installations on or in connection with the Properties, with which Seller has not complied.

7.8.           Approvals and Preferential Rights.  Exhibit "E" contains a complete and accurate list of all approvals required to be obtained by Seller for the assignment of the Properties to Buyer and all preferential purchase rights that affect the Properties.

7.9.           Compliance with Law and Permits.  The Properties have been operated in compliance with the provision and requirements of the applicable oil and gas leases, and all laws, orders, regulations, rules, and ordinances issued or promulgated by all governmental authorities having jurisdiction with respect to the Properties.  All necessary governmental certificates, consents, permits, licenses, or other authorizations with regard to the ownership or operation of the Properties have been obtained and no violations exist or have been recorded in respect of such licenses, permits or authorizations.  None of the documents and materials filed with or furnished to any governmental authority with respect to the Properties contain any untrue statement of a material fact or omit any statement of a material fact necessary to make the statement not misleading.

7.10. Status of Contracts.  All of the Contracts and other obligations of Seller relating to the Properties are in full force and effect.  Seller and to the knowledge of Seller, no other party to the Contracts is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations to the extent that any breaches or defaults have an adverse impact on any of the Properties; has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind, or procure a judicial reformation of any Contract; and, Seller does not anticipate any other party to a Contract will be in breach of or default under or repudiate any of its obligations to the extent such breach or default will have an adverse impact on any of the Properties.

7.11. Production Burdens, Taxes, Expenses and Revenues.  Except as noted in Permitted Encumbrances, above, all rentals, royalties, excess royalty, overriding royalty interests, and other payments due under or with respect to the Properties have been properly and timely paid.  All ad valorem, property, production, severance, and other taxes based on or measured by the ownership of the Properties or the production from the Properties have been properly and timely paid.  All expenses payable under the terms of the contracts identified in Exhibit "A" have been properly and timely paid except for expenses currently paid, prior to delinquency, in the ordinary course of business.  All proceeds from the sale of production are being properly and timely paid to Seller by the purchasers of production, without suspense.

7.12. Pricing.  The prices being received for production do not violate any contract, law or regulation.  Where applicable, all of the wells and production from the wells have been properly classified under appropriate governmental regulations.

7.13. Gas Regulatory Matters.  (If any of the Properties produce natural gas, applicable representations and warranties should be inserted by the Parties.)

7.14. Production Balances.  Except as described in Schedule 7.14, none of the purchasers under any production sales contracts are entitled to "makeup" or otherwise receive deliveries of oil or gas at any time after the Effective Date without paying, at such time, the full contract price for oil or gas.  No person is entitled to receive any portion of the interest of Seller in any oil or gas, or to receive cash or other payments to "balance" any disproportionate allocation of oil or gas under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement, or other similar agreements.

7.15. Adverse Changes.  Since October 1, 2015 the Properties, viewed as a whole, have not experienced any material reduction in the rate of production, other than changes in the ordinary course of operations, changes that result from depletion in the ordinary course of operations, and changes that result from variances in markets for oil and gas production.  None of the Properties have suffered any material destruction, damage or loss.

7.16. Well Status.  There are no Wells located on the Properties that:  (a) Seller is currently obligated by law or contract to plug and abandon; (b) Seller will not be obligated by law or contract to plug or abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities; (c) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Properties; or, (d) to the best knowledge of Seller, have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Properties.

7.17. Equipment.  The equipment constituting a part of the Properties is in good repair, working order, and operating condition, and is adequate for the operation of the Properties.

7.18. Current Commitments.  Exhibit "F" contains a true and complete list of:  (a) all authorities for expenditure ("AFEs") and other oral or written commitments to drill or rework wells on the Properties or for capital expenditures pursuant to any contracts, that have been proposed by any person on or after the Effective Date, whether or not accepted by Seller or any other person; and, (b) all AFEs and oral or written commitments to drill or rework wells or for other capital expenditures pursuant to any contracts, for which all of the activities anticipated in AFEs or commitments have not been completed by the date of this Agreement.

7.19. Accuracy of Representation.  No representation or warranty by Seller in this Agreement or any agreement or document delivered by Seller pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any representation or warranty, in light of the circumstances under which it was made, not misleading.  There is no fact known to Seller that materially and adversely affects, or may materially and adversely affect the operation, prospects or condition of any portion of the Properties that has not been identified in this Agreement.

8.           Representations by Buyer.  Buyer represents to Seller that the following statements are true and correct:

a.           Organization.  Buyer is a Colorado corporation duly organized, in good standing, and qualified to carry on its business in each state in which the Properties are located, and has the power and authority to carry on its business as presently conducted, to own and hold the Properties, and to perform all obligations required by this Agreement.

b.           Authority.  Pursuant to its bylaws and certificate of incorporation, Buyer has the power and authority to acquire, own, and hold the Properties and to perform the obligations required by this Agreement.

9.           Title and Other Examinations and Curative.

a.           Prior to Closing, Buyer shall examine title to the Properties at its own expense.  However, Seller shall make available to Buyer all of Seller's title opinions, certificates of title, abstracts of title, title data, records and files relating to the Properties (including without limitation all well files and well logs) and information relating to the Properties as soon as possible after the execution of this Agreement.  Seller will, at Seller's expense, use Seller's best efforts to promptly cure all title defects discovered by Buyer and obtain all consents and waivers of preferential or other rights to purchase from third parties and governmental authorities as in the opinion of Buyer may be desirable or necessary to the conveyance, assignment, and transfer to Buyer of the Properties.  In the event title to the Properties is not satisfactory, or if the Properties are otherwise not as represented, Buyer may, at its option, either terminate this Agreement at any time on or before Closing, or reduce the Purchase Price by an amount agreeable to both parties.  Seller shall promptly furnish Buyer a copy of all gas contracts, gas transportation and treating agreements, operating agreements and all amendments to each, and provide a schedule showing the status of any gas balancing, take or pay, or other similar arrangements.

b.           If Buyer's review and appraisal of the data, contracts and agreements reflects such data, contracts, or agreements are materially different, and that such difference results in a material difference in the value of the Properties, from those assumed by Buyer at the time of its offer, Buyer shall have the option to either terminate this Agreement without penalty or request renegotiations of the Purchase Price to reflect the adverse changes.  Except for title matters, Buyer must exercise this option, if applicable, on or before September 30, 2015, or any material differences shall be deemed waived, but without prejudice to Buyer's other rights under this Agreement.

10.           Conditions.  The consummation of the sale and purchase contemplated by this Agreement will be subject to the following conditions:

a.           The representations and warranties by Seller set forth in Section 7 shall be true and correct in all material respects as of the date when made and as of the Closing.

b.           There shall have been no material adverse change in the condition of the Properties except depletion through normal production within authorized allowables and rates of production, depreciation of equipment through ordinary wear and tear, and other transactions permitted under this Agreement or approved in writing by Buyer between the date of this Agreement and Closing.

c.           All requirements made by Buyer with regard to title to the Properties shall have been fully satisfied or waived by Buyer.  All consents, approvals and authorizations of assignments and waivers of preferential rights to purchase required by Buyer shall have been submitted to and approved by Buyer.

d.           The parties shall have performed or complied with all agreements and covenants required by this Agreement of which performance or compliance is required prior to or at Closing.

e.           All legal matters in connection with and the consummation of the transactions contemplated by this Agreement shall be approved by counsel for Buyer and there shall have been furnished by Seller such records and information as Buyer's counsel may reasonably request for that purpose.

g.           Notwithstanding anything to the contrary in this Agreement, at Buyer's option, Buyer shall have the unilateral right to terminate this Agreement not later than September 30, 2015 if Buyer determines it does not have the rights to obtain and maintain the rights to be Operator of the Properties pursuant to any existing operating agreements at Closing.  Operations shall be transferred from Seller to Buyer at Closing.

11.           Transfer, Documentary Taxes, and Commission, Brokerage Fees.  Seller shall pay and bear all documentary or transfer taxes resulting from this transaction.  No commission or brokerage fees will be paid by Buyer in connection with this transaction.  Seller will indemnify and hold Buyer harmless from any claims of brokers or finders acting, or claiming to be have acted, on behalf of Seller.

12.           Further Assurances, Intent.  It is Seller's intent to convey to Buyer all of Seller's interests, legal, beneficial, or equitable in the Properties. Seller agrees to execute and deliver to Buyer all instruments, conveyances, and other documents and to do such other acts not inconsistent with this Agreement as may be necessary or advisable to carry out Seller's intent.

13.           Notices.  At notices and communications required or permitted under this Agreement shall be in writing, delivered to or sent by U.S. Mail or Express Delivery, postage prepaid, or by prepaid telegram, or facsimile addressed as follows:

Seller:  As noted above

Buyer:  As noted above

14.           Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon Seller and Buyer and their respective successors and assigns.  However, no assignment by any party shall relieve any party of any duties or obligations under this Agreement.

15.           Complete Agreement.  This Agreement constitutes the complete agreement between the parties regarding the purchase and sale of the Properties.  Where applicable, all of the terms of this Agreement shall survive the Closing.

16.           Survival.  All representations and warranties in this Agreement shall be deemed conditions to the Closing.  The representations and warranties recited in Section 7 shall survive the Closing.  All other terms of Agreement shall survive the Closing, including, but not limited to, the indemnification and hold harmless provisions contained in Section 6.

17.           Termination.  Should either party terminate this Agreement pursuant to a right granted in this Agreement to do so, the termination shall be without liability to the other party, and the nonterminating party shall have no liability to the terminating party.

Seller:                      SUDS Properties, LLC

/s/ Quinten Beasley

By: Quinten Beasley
Its: President
Printed Name: Quinten Beasley
Attn: Quinten Beasley
710 N. Post Oak Rd., Suite 550
Houston, Texas 77024
Fax: (281) 779-4855

Buyer:                      Rockdale Resources Corporation

/s/ Leo Womack
Leo Womack, Chairman
Attn: Leo Womack
710 N Post Oak Rd., Suite 512
Houston, Texas 77024
Fax: (713) 613-2908

EXHIBIT "A"
TO
PURCHASE AND SALE AGREEMENT

A)
Description of the Lands.  A description of oil and gas leases, lands covered by oil and gas leases and the Seller's Working (cost bearing) Interest in each of the identified lands, located in Creek County, Oklahoma:

1)	An undivided working interest, in the Oil and Gas Lease (the "Lease") recorded in the Records of the county and state named above. The Lease covers the following lands in that county:

The SUDS East and SUDS West Units located in Sections 2, 3, 4, 8, 9, 10, 11, 15, 16 and 17 of Township 15 North, Range 10 East (as further described in that certain Assignment, Conveyance, and Bill Of Sale recorded in Book 560, Page 1868 of the County Records of Creek County, Oklahoma.)

B)           Contracts, Agreements, and instruments to which Seller is a party and which the Properties are bound or subject to, if any.  (Sections 1(a), 7.2. and 7.6.)

___________NA_______________________________________________________________________

____________________________________________________________________________________

____________________________________________________________________________________

____________________________________________________________________________________

EXHIBIT "B"
TO
PURCHASE AND SALE AGREEMENT

Form of Instruments of Conveyance to be Delivered at Closing (an Assignment, Bill of Sale and Conveyance).  (Section 3.)

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ASSIGNMENT OF OIL AND GAS LEASES

State:	Oklahoma

County:	Creek

Assignor:	SUDS Properties, LLC
7941 Katy FWY, No. 522, Houston, Texas 77024

Assignee:	Rockdale Resources Corporation
710 North Post Oak Rd, Suite 512, Houston, Texas 77024

Effective Date:	October 1, 2015

For adequate consideration, Assignor, named above, assigns, sells, and conveys to Assignee, named above, all of Assignor's rights, title, and interests, to wit:

1)
An undivided Ten Percent (10%) working interest, in the Oil and Gas Lease (the "Lease") recorded in the Records of the county and state named above.  The Lease covers the following lands in that county:

The SUDS East and SUDS West Units located in Sections 2, 3, 4, 8, 9, 10, 11, 15, 16 and 17 of Township 15 North, Range 10 East (as further described in that certain Assignment, Conveyance, and Bill Of Sale recorded in Book 560, Page 1868 of the County Records of Creek County, Oklahoma.)

This Assignment covers and includes all of Assignor's interests in all equipment, personal property, and fixtures located on or used in connection with the Lease.

All oil, condensate, natural gas liquid produced after the Effective Date, and all inventory, including line fill and inventory below the pipeline connection in tanks, attributable to the interests assigned and described, and,

All contractual rights and all contracts and agreements concerning the assigned interests.

This Assignment and the interests in the Leases and Lands assigned and reserved are subject to the terms of the Leases.

Assignor binds itself, its heirs, successors, and assigns, to warrant and forever defend all and singular the interests assigned and described to Assignee, its successors and assigns, forever against every person whomsoever lawfully claiming such interests, or any part of the interests, by, through and under Assignor, but not otherwise.  However, all equipment, wells and personal property are sold AS IS AND WHERE IS, AND WITHOUT WARRANTY OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE, EXPRESS OR IMPLIED.

This Assignment is signed by Assignor and Assignee as of the date of acknowledgment of their signatures below, but is effective for all purposes as of the Effective Date stated above.

Assignor:  SUDS Properties, LLC

/s/ Quinten Beasley

By: Quinten Beasley
Its: President
Printed Name: Quinten Beasley

Assignee:  Rockdale Resources Corporation

/s/ Leo Womack
Leo Womack, Chairman

STATE OF TEXAS
COUNTY OF HARRIS

This instrument was acknowledged before me on 9/23/15 by Quinten Beasley, as President of SUDS Properties, LLC, an Oklahoma limited liability company, on behalf of said company.

/s/ Carla Petty Notary Public in and for the State of Texas Printed Name: Carla Petty Commission Expires: 12-14-15

STATE OF TEXAS
COUNTY OF HARRIS

This instrument was acknowledged before me on 23 September 2015 by Leo Womack, as Chairman of Rockdale Resources Corporation, a Colorado corporation, on behalf of said corporation.

/s/ Nannette Kyle Notary Public in and for the State of Texas Printed Name: Nannette Kyle Commission Expires: 10-24-18

EXHIBIT "C"
TO
PURCHASE AND SALE AGREEMENT
SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement"), is dated September 30, 2015, but effective October 1, 2015, and is between SUDS Properties, LLC, Seller, and Rockdale Resources Corporation, Buyer.  Buyer and Seller are sometimes individually referred to as a "Party" or collectively as the "Parties."

Seller has delivered to Buyer the Assignment and exclusive possession of the Properties, as defined in the Purchase and Sale Agreement.

Seller agrees Buyer shall be entitled to receive all proceeds, including proceeds from production of oil and gas attributable to the Properties, after the Effective Date.

Buyer agrees Seller shall be entitled to receive all proceeds including proceeds from production of oil and gas attributable to the Properties, before the Effective Date.

Files.  Seller shall deliver to Buyer, at Closing, all property, lease and well files related to the Properties; provided, however, Buyer agrees to allow Seller access to those files at all reasonable business hours for inspection and copying if Seller, in Seller's sole opinion, requires the files to defend any judicial or administrative action brought by any individual or governmental agency against Seller.

Transfer/Division Orders.  Buyer recognizes and understands that Buyer is responsible for obtaining transfer/division orders from all purchasers of production from the Properties.  Seller agrees to execute all orders or other forms of directions for payment necessary to effect payment to Buyer from and after the Effective Date.

EXHIBIT "D"
TO
PURCHASE AND SALE AGREEMENT

List of Claims, Demands, Filings, Causes of Action, Administrative Proceedings, Lawsuits, Litigation (Section 5, and 7.7.)

NONE

EXHIBIT "E"
TO
PURCHASE AND SALE AGREEMENT

List of all approvals required to be obtained by Seller, and preferential purchase rights affecting the Properties (Section 7.8.).

None

Initials:

/s/ QB

/s/ LW

SCHEDULE 7.14
TO
PURCHASE AND SALE AGREEMENT
(Schedule of Imbalances)

None

Initials:

/s/ QB

/s/ LW

EXHIBIT "F"
TO
PURCHASE AND SALE AGREEMENT

List of all authorities for expenditures ("AFEs"), other commitments to drill/rework wells, or commitments to capital expenditures.  (Section 7.18.)

None

Initials:

/s/ QB

/s/ LW